                                                                     EXHIBIT 4.2

                                                               EXECUTION VERSION

                            ARBINET-THEXCHANGE, INC.

             FOURTH AMENDED AND RESTATED INVESTORS' RIGHTS AGREEMENT

                            DATED AS OF MAY 30, 2003

                            ARBINET-THEXCHANGE, INC.

             FOURTH AMENDED AND RESTATED INVESTORS' RIGHTS AGREEMENT

                            DATED AS OF MAY 30, 2003

     THIS FOURTH AMENDED AND RESTATED INVESTORS' RIGHTS AGREEMENT (this "Agreement") is made and entered into by and among ARBINET-THEXCHANGE, INC., a Delaware corporation (the "Company"), those persons identified on the signature pages hereto under the caption "Series D Holders" (the "Series D Holders"), those persons identified on the signature pages hereto under the caption "Series D-l Holders" (the "Series D-l Holders"), those persons identified on the signature pages hereto under the caption "Series E Holders" (the "Series E Holders"), those persons identified on the signature pages hereto under the caption "Series E-l Holders" (the "Series E-l Holders"), those persons identified on the signature pages hereto under the caption "Other Holders" (the "Other Holders"), Alex Mashinsky (the "Founder") and those other persons identified on the signature pages hereto under the caption "Original Holders" (the "Original Holders" and, together with the Series D Holders, the Series D-l Holders, the Series E Holders, the Series E-l Holders, the Other Holders and any assignee of the foregoing permitted under Sections 1.11 and 1.16(f) hereof, the "Holders"). The Holders, the Founder and the Company are referred to herein, collectively, as the "parties".

                                    Recitals

     WHEREAS, concurrently with the execution and delivery of this Agreement, the Company and the Series E-l Holders are entering into that certain Securities Purchase Agreement, dated as of May 30, 2003, by and among .the Company and the parties thereto, whereby the Company, among other things, is issuing and selling, and the Series E-1 Holders are purchasing, shares of the Company's Series E-l Convertible Preferred Stock, par value $.001 per share (the "Series E-l Stock");

     WHEREAS, it is a condition precedent to the obligations of the Company and the Series E-l Holders pursuant to the Purchase Agreement that the parties shall have entered into this Agreement; and

     WHEREAS, the parties to that certain Third Amended and Restated Investors' Rights Agreement dated as of July 3, 2001 (the "Prior Agreement"), desire that such agreement be amended and restated in its entirety in the form hereof;

     NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the parties hereto agree as follows:

1.   Registration Rights.

     1.01 Definitions. As used in this Agreement, the following terms shall have the following respective meanings:

          (a) "Common Stock" means the Company's common stock, par value $.001 per share.

          (b) "Combined Holders" means the Holders and the Founder, as the case may be.

          (c) "Company" has the meaning set forth in the preamble.

          (d) "Convertible Preferred Stock" means, collectively, the Series A Stock, Series C Stock, Series D Stock, Series D-l Stock, Series E Stock and Series E-l Stock.

          (e) "Exchange Act" means the Securities Exchange Act of 1934, as amended.

          (f) "First Public Offering" has the meaning set forth in Section 1.02(a)(ii)(B).

          (g) "Form S-3" means such form under the Securities Act as in effect on the date hereof or any comparable registration form under the Securities Act subsequently adopted by the SEC which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

          (h) "Holders" has the meaning set forth in the preamble.

          (i) "Initiating Holders" means the Holder(s) initiating a Registration Request under Section 1.02(a) below.

          (j) "majority in interest of the Initiating Holders" means Initiating Holders holding a majority of the Registrable Securities held by all Initiating Holders.

          (k) "Original Holders" has the meaning set forth in the preamble.

          (l) "Original Holder Request" means a request from Original Holders who in the aggregate possess at least forty percent (40%) of the Registrable Series A Securities outstanding as of the date of such request.

          (m) "Other Holders" has the meaning set forth in the preamble.

          (n) "Other Holder Request" means a request from Other Holders who in the aggregate possess at least fifty percent (50%) of the Registrable Series C Securities outstanding as of the date of such request.

          (o) "Person" means any individual, partnership, limited liability company, joint venture, corporation, association, trust or any other entity or organization.

          (p) "Preferred. Stock" means the Convertible Preferred Stock and the Series B Stock.

          (q) "Prior Agreement" has the meaning set forth in the recitals.

          (r) The terms "register", "registered" and "registration" refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Securities Act, and the declaration or ordering of the effectiveness of such registration statement or document by the SEC.

          (s) "Registrable Founder Securities" means (i) the Common Stock owned by the Founder; (ii) any Common Stock of the Company issued or issuable upon the conversion or exercise of any warrant, option, right or other security which is issued to the Founder; and (iii) any Common Stock of the Company issued (or issuable upon the conversion or exercise of any warrant, right or other security which is issued) by way of a stock split, stock dividend, recapitalization, merger or other distribution with respect to, or in exchange for, or in replacement of, such Common Stock referred to in (i) and (ii) above.

          (t) "Registrable Securities" means, collectively, the Registrable Series A Securities, the Registrable Series C Securities, the Registrable Series D Securities, the Registrable Series D-i Securities, the Registrable Series E Securities, the Registrable Series E-l Securities and, except with respect to Sections 1.02 and 1.03, the Registrable Founder Securities.

          (u) "Registrable Series A Securities" means (i) the Common Stock issued or issuable upon conversion of the Series A Stock and the warrants issued to the Original Holders pursuant to that certain Series A-2 Restructuring Agreement between the Company and the Original Holders dated as of November 24, 1999 (the "Warrants"); and (ii) any Common Stock of the Company issued (or issuable upon the conversion or exercise of any warrant, right or other security which is issued) by way of a stock split, stock dividend, recapitalization, merger or other distribution with respect to, or in exchange for, or in replacement of, such Series A Stock, Warrant or Common Stock referred to in (i) above, excluding in all cases, however, any Registrable Securities sold by a Person in a transaction in which its rights under this Section 1 are not assigned. A holder of Series A Stock need not convert such security into Common Stock, prior to requesting registration hereunder but may make such a request in contemplation of conversion of such Series A Stock into Common Stock prior to the effectiveness of any such registration.

          (v) "Registrable Series C Securities" means (i) the Common Stock issued or issuable upon conversion of the Series C Stock; and (ii) any Common Stock of the Company issued (or issuable upon the conversion or exercise of any warrant, right or other security which is issued) by way of a stock split, stock dividend, recapitalization.

merger or other distribution with respect to, or in exchange for, or in replacement of, such Series C Stock or Common Stock referred to in (i) above, excluding in all cases, however, any Registrable Securities sold by a Person in a transaction in which its rights under this Section 1 are not assigned. A holder of Series C Stock need not convert such security into Common Stock prior to requesting registration hereunder but may make such a request in contemplation of conversion of such Series C Stock into Common Stock prior to the effectiveness of any such registration.

          (w) "Registrable Series D Securities" means (i) the Common Stock issued or issuable upon conversion of the Series D Stock; and (ii) any Common Stock of the Company issued (or issuable upon the conversion or exercise of any warrant, right or other security which is issued) by way of a stock split, stock dividend, recapitalization, merger or other distribution with respect to, or in exchange for, or in replacement of, such Series D Stock or Common Stock referred to in (i) above, excluding in all cases, however, any Registrable Securities sold by a Person in a transaction in which its rights under this Section 1 are not assigned. A holder of Series D Stock need not convert such security into Common Stock prior to requesting registration hereunder but may make such a request in contemplation of conversion of such Series D Stock into Common Stock prior to the effectiveness of any such registration.

          (x) "Registrable Series D-l Securities" means (i) the Common Stock issued or issuable upon conversion of the Series D-l Stock; and (ii) any Common Stock of the Company issued (or issuable upon the conversion or exercise of any warrant, right or other security which is issued) by way of a stock split, stock dividend, recapitalization, merger or other distribution with respect to, or in exchange for, or in replacement of, such Series D-l Stock or Common Stock referred to in (i) above, excluding in all cases, however, any Registrable Securities sold by a Person in a transaction in which its rights under this
Section 1 are not assigned. A holder of Series D-l Stock need not convert such security into Common Stock prior to requesting registration hereunder but may make such a request in contemplation of conversion of such Series D-l Stock into Common Stock prior to the effectiveness of any such registration.

          (y) "Registrable Series E Securities" means (i) the Common Stock issued or issuable upon conversion of the Series E Stock; and (ii) any Common Stock of the Company issued (or issuable upon the conversion or exercise of any warrant, right or other security which is issued) by way of a stock split, stock dividend, recapitalization, merger or other distribution with respect to, or in exchange for, or in replacement of, such Series E Stock or Common Stock referred to in (i) above, excluding hi all cases, however, any Registrable Securities sold by a Person in a transaction in which its rights under this Section 1 are not assigned. A holder of Series E Stock need not convert such security into Common Stock prior to requesting registration hereunder but may make such a request in contemplation of conversion of such Series E Stock into Common Stock prior to the effectiveness of any such registration.

          (z) "Registrable Series E-l Securities" means (i) the Common Stock issued or issuable upon conversion of the Series E-l Stock; and (ii) any Common Stock of the Company issued (or issuable upon the conversion or exercise of any warrant, right or other security which is issued) by way of a stock split, stock dividend, recapitalization, merger or other distribution with respect to, or in exchange for, or in replacement of, such Series E-l Stock or Common Stock referred to in (i) above, excluding in all cases, however, any Registrable Securities sold by a Person in a transaction in which its rights under this
Section 1 are not assigned. A holder of Series E-l Stock need not convert such security into Common Stock prior to requesting registration hereunder but may make such a request in contemplation of conversion of such Series E-l Stock into Common Stock prior to the effectiveness of any such registration.

          (aa) The number of shares of "Registrable Securities then outstanding" shall be the number of shares of Common Stock outstanding which are, and the number of shares of Common Stock issuable pursuant to then exercisable or convertible securities which are, Registrable Securities.

          (bb) "Registration Request" means either an Other Holder Request, an Original Holder Request, a Series D/D-l Holder Request or a Series E/E-l Holder Request.

          (cc) "SEC" means the Securities and Exchange Commission.

          (dd) "SEC Rule 145 Transaction" shall mean any transaction described in Rule 145(a) promulgated under the Securities Act.

          (ee) "Securities Act" means the Securities Act of 1933, as amended.

          (ff) "Series A Stock" means the Series A-l Preferred Stock, par value $.001 per share, of the Company.

          (gg) "Series B Stock" means (i) the Series B Cumulative Redeemable Senior Preferred Stock, par value $0.001 per share, of the Company, and (ii) the Series B-l Cumulative Redeemable Senior Preferred Stock, par value $0.001 per share, of the Company, collectively.

          (hh) "Series C Stock" means (i) the Series C Cumulative Convertible Senior Preferred Stock par value $0.001 per share, of the Company, and (ii) the Series C-l Cumulative Convertible Senior Preferred Stock, par value $0.001 per share, of the Company, collectively.

          (ii) "Series D Holders" has the meaning set forth in the preamble.

          (jj) "Series D Stock" means the Series D Convertible Preferred Stock, par value $0.001 per share, of the Company.

          (kk) "Series D-l Holders" has the meaning set forth in the preamble.

          (11) "Series D-l Stock" means the Series D-l Convertible Preferred Stock, par value $0.001 per share, of the Company.

          (mm) "Series D/D-l Holder Request" means a request from Series D Holders and Series D-l Holders who in the aggregate possess at least fifty percent (50%) of the Registrable Series D Securities and Registrable Series D-l Securities, collectively, that are outstanding as of the date of such request. Such request may be exercisable at any time after the earlier of (i) three (3) years after the issuance of the Series E-l Stock or (ii) six (6) months after the First Public Offering (as defined below).

          (nn) "Series E/E-l Holder Request" means a request from Series E Holders and Series E-l Holders who in the aggregate possess at least fifty percent (50%) of the Registrable Series E Securities and the Registrable Series E-l Securities, collectively, outstanding as of the date of such request. Such request may be exercisable at any time after the earlier of (i) three (3) years after the issuance of the Series E-l Stock or (ii) six (6) months after the First Public Offering.

          (oo) "Series E Holders" has the meaning set forth in the preamble.

          (pp) "Series E Stock" means the Series E Convertible Preferred Stock, par value $0.001 per share, of the Company.

          (qq) "Series E-l Holders" has the meaning set forth in the preamble.

          (rr) "Series E-l Stock" has the meaning set forth in the recitals.

          (ss) "Violation" means any of the following statements, omissions or violations: (i) any untrue statement or alleged untrue statement of a material fact contained in a registration statement filed under this Agreement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto or any documents filed under state securities or "blue sky" laws in connection therewith, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading or (iii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities law arising from, relating to or in connection with the offer and sale of Registrable Securities in a registration statement filed pursuant to this Agreement.

     1.02 Requested Registration.

          (a) Request for Registration. In case the Company shall receive a written Registration Request that the Company file a registration statement under the Securities Act with respect to shares of Registrable Securities, the Company will:

               (i) promptly give written notice of such request to all Holders in accordance with Section 2.05 hereof; and

               (ii) subject to the limitations of Section 1.02(c), as soon as practicable, use its best efforts to effect such registration under the Securities Act (including, without limitation, appropriate qualification under applicable blue sky or other state securities laws and appropriate compliance with applicable regulations issued under the Securities Act and any other governmental requirements or regulations) as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any Holder joining in such request as are specified in a written request received by the Company within twenty (20) days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to take any action to effect any such registration, qualification or compliance pursuant to this Section 1.02(a):

                    (A) In any particular jurisdiction in which the Company would be required to execute a general consent to service of process in effecting such registration, qualification or compliance unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act;

                    (B) Prior to the earlier of (i) May 30, 2006, or (ii)(A) in the case of an Original Holder Request or Other Holder Request, one (1) year after the effective date of the Company's first registered public offering of its Common Stock (other than a registration relating either to the sale of securities to employees of the Company pursuant to a stock option, stock purchase or similar plan or a SEC Rule 145 Transaction) (such first registered public offering being sometimes referred to herein as the "First Public Offering") or (B) in the case of a Series D/D-l Holder Request or Series E/E-l Holder Request, six (6) months after the effective date of the First Public Offering;

                    (C) During the period starting with the date sixty (60) days prior to the Company's good faith estimated date of filing of, and ending on the date six (6) months immediately following the effective date of, any registration statement pertaining to securities of the Company (other than a registration statement relating either to the sale of securities to employees of the Company pursuant to a stock option, stock purchase or similar plan or a SEC Rule 145 transaction); provided, however, that the Company is acting in good faith and using all reasonable efforts to cause such registration statement to become effective;

                    (D) If such registration is requested pursuant to an Original Holder Request under this Section 1.02, after the Company has effected one (1) such registration which has been declared effective (an offering which is not consummated shall not be counted for this purpose);

                    (E) If such registration is requested pursuant to an Other Holder Request under this Section 1.02, after the Company has effected two (2) such registrations which have been declared effective (an offering which is not consummated shall not be counted for this purpose);

                    (F) If such registration is requested pursuant to a Series D/D-l Holder Request under this Section 1.02, after the Company has effected two
(2) such registrations which have been declared effective (an offering which is not consummated shall not be counted for this purpose);

                    (G) If such registration is requested pursuant to a Series E/E-l Holder Request under this Section 1.02, after the Company has effected two
(2) such registrations which have been declared effective (an offering which is not consummated shall not be counted for this purpose); or

                    (H) If the Company shall furnish to such Holders a certificate signed by the President of the Company stating that in the good faith judgment of the Board of Directors of the Company (the "Board of Directors") it would be seriously detrimental to the Company and its stockholders for such registration statement to be filed at such time by reason of a material pending transaction and it is therefore essential to defer the filing of such registration statement, then the Company's obligation to use its best efforts to register, qualify or comply under this Section 1.02(a) shall be deferred for a period not to exceed ninety (90) days from the date of receipt of a written Registration Request; provided, however, that the Company may not make such certification more than once in any twelve (12) month period; provided further, that the Company may not register shares for its own account or the account of others during such ninety (90) day period.

Subject to the foregoing clauses (A) through (H) inclusive, the Company shall file a registration statement covering the Registrable Securities so requested to be registered as soon as practicable after receipt of a Registration Request and in any event within ninety (90) days after receipt of such request.

          (b) Piggyback Registration Rights. If (but without any obligation to do so) the Company proposes to register (including for this purpose a registration effected by the Company for its stockholders pursuant to a Registration Request or otherwise) any of its securities under the Securities Act in connection with the public offering of such securities solely for cash (other than a registration (i) with respect to the First Public Offering, (ii) on Form S-8 or any form which does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities, (iii) with respect to an employee benefit plan or (iv) solely in connection with a SEC Rule 145 Transaction), the Company shall, each such time, promptly give each Holder and the Founder written notice of such registration together with a list of the jurisdictions in which the Company intends to attempt to qualify such securities under applicable state securities laws. Upon the written request of any Holder or the Founder, as the case may be, given within twenty (20) business days after delivery of such written notice by the Company in accordance with Section 2.05, the Company shall, subject to the provisions of Sections 1.02(c), use its best efforts to include in its registration and cause to be registered under the Securities Act all of the Registrable Securities and Registrable Founder Securities that any Holder or the Founder, as the case may be, has requested to be registered.

          (c) Underwriting.

               (i) If the Initiating Holders intend to distribute the Registrable Securities covered by their Registration Request by means of an underwriting, they shall so advise the Company as part of their Registration Request made pursuant to Section 1.02(a) and the Company shall include such information in the written notice referred to in Section 1.02(a)(i) above. The Company, together with all Holders proposing to distribute their securities through such underwriting, shall participate in the underwriting arrangements required by this Section 1.02(c), and the inclusion of such Holders' Registrable Securities in the underwriting to the extent requested shall be limited to the extent provided herein.

               (ii) In the event that a registration pursuant to Section 1.02(b) or 1.03 is for a registered public offering involving an underwriting, the Company shall so advise each Holder and the Founder as part of the notice given pursuant hereto. In such event, the right of any such Holder or the Founder, as the case may be, to registration pursuant to such Section shall be conditioned upon such Holder's or Founder's, as the case may be, participation in the underwriting arrangements required by this Section 1.02(c), and the inclusion of such Holder's Registrable Securities or the Founder's Registrable Founder Securities, as the case may be, in the underwriting to the extent requested shall be limited to the extent provided herein.

               (iii) The Company, together with all Holders and the Founder, as the case may be, proposing to distribute their securities through such underwriting, shall enter into an underwriting agreement in customary form with the managing underwriter(s) selected for such underwriting by a majority in interest of the Initiating Holders (in the case of a registration pursuant to Section 1.02(a)) or the Company (in the case of a registration pursuant to
Section 1.02(b) or 1.03). The selection of the managing underwriter(s) by the Company shall be reasonably acceptable to a majority in interest of the Persons proposing to distribute securities through such underwriting. The selection of the managing underwriter(s) by a majority in interest of the Initiating Holders shall be reasonably acceptable to the Company.

               (iv) Notwithstanding any other provision of this Section 1.02 or
Section 1.03, if the managing underwriter advises the Company in writing that in such underwriter's or underwriters' good faith opinion the total number of Registrable Securities and Registrable Founder Securities which the Company and/or any Holder and/or the Founder, as the case may be, intend to include in such offering is such as to affect adversely the success of such offering, including the price at which such securities can be sold, then the Company shall so advise all Holders of Registrable Securities and the Founder and the Company will be required to include in such registration only the number of securities which it is so advised should be included in such registration which shall be allocated as follows: (x) in cases involving the registration for sale of securities for the Company's own account in which "piggyback" registration rights are exercised by Combined Holders pursuant to Section 1.02(b), securities shall be registered in such offering in the following order of priority: (i) first, the securities which the Company proposes to register (subject to reduction if applicable, as provided in the following clause second), (ii) second, the Registrable Securities which have been requested to be included in such registration by the Holders of Registrable Securities pro rata based upon the aggregate amount of Registrable Securities then held by such Holders (provided, however, that other than in connection with the First Public Offering, (A) the number of Registrable Series E Securities and Registrable Series E-l Securities included in such registration shall not be reduced to less than 25% of the total number of securities included in such registration and the number of securities which the Company proposes to register in such offering shall be reduced to the extent necessary to assure that the number of Registrable Series E Securities and Registrable Series E-l Securities included in such registration shall not be reduced to less than that amount, and such reduction shall not occur prior to the reduction in the number of securities of the other Holders which the Company proposes to register in such offering, (B) the number of Registrable Series D Securities and Registrable Series D-l Securities included in such registration shall not be reduced to less than 15% of the total number of securities included in such registration and the number of securities which the Company proposes to register in such offering shall be reduced to the extent necessary to assure that the number of Registrable Series D Securities and Registrable Series D-l Securities included in such registration shall not be reduced to less than that amount, and such reduction shall not occur prior to the reduction in the number of securities of the other Holders, other than Series E Holders and Series E-l Holders, which the Company proposes to register in such offering and (C) the number of Registrable Series C Securities included in such registration shall not be reduced to less than 40% of the total number of securities included in such registration and the number of securities which the Company proposes to register in such offering shall be reduced to the extent necessary to assure that the number of Registrable Series C Securities included in such registration shall not be reduced to less than that amount) and (iii) third, provided that no securities sought to be included by the Company and the Holders of Registrable Securities have been excluded from such registration, the Registrable Founder Securities which have been requested to be included in such registration by the Founder and the securities of other persons entitled to exercise "piggyback" registration rights pursuant to contractual commitments of the Company (pro rata based on the respective numbers of securities sought to be registered by such persons); and
(y) in cases involving the registration for sale of securities for the account of a Holder of Registrable Securities pursuant to Section 1.02(a) or 1.03 hereof, securities shall be registered in such offering in the following order of priority: (i) first, the Registrable Securities which have been requested to be included in such registration by the Initiating Holders thereof pro rata based upon the aggregate amount of Registrable Securities then held by such Initiating Holders, (ii) second, provided that no securities sought to be included by such Initiating Holders of Registrable Securities have been excluded from such registration, the Registrable Securities which have been requested to be included in such registration by the Holders of Registrable Securities other than the Initiating Holders of Registrable Securities and the securities of other persons entitled to exercise "piggyback" registration rights pursuant to contractual commitments of the Company (pro rata based on the respective numbers of securities sought to be registered by such persons), (iii) third, provided that no securities sought to be included by the Holders of Registrable Securities have been excluded from such registration, the

Registrable Founder Securities which have been requested to be included in Such registration by the Founder and (iv) fourth, provided that no securities sought to be included by the Holders of Registrable Securities entitled to participate in such registration or the Founder, as the case may be, have been excluded from such registration, the Company.

               (v) Notwithstanding anything to the contrary herein, (a) no reduction shall be made with respect to securities offered by the Company for its own account in connection with the First Public Offering, (b) in any offering subsequent to the First Public Offering, the securities registered by the Holders of Registrable Series C Securities for their own account pursuant to such offering may not be reduced below forty percent (40%) in the aggregate of the shares included in such offering and (c) in any offering undertaken pursuant to Section 1.02(a) or Section 1.03 hereof, no reduction in the securities to be registered by any Combined Holder shall occur until all other securities have been excluded from such offering.

               (vi) Neither any Holder nor the Founder shall be required to make any representations, warranties or indemnities except as they relate to such Holder's or Founder's, as the case may be, ownership of shares and authority to enter into the underwriting agreement and to such Holder's or Founder's, as the case may be, intended method of distribution, and the liability of such Holder and/or Founder, as the case may be, shall be limited to an amount equal to the net proceeds from the offering received by such Holder and/or Founder, as the case may be.

               (vii) If, as a result of the provisions of this Section 1.02(c), any Holder of Registrable Securities and/or the Founder shall not be entitled to include all of its Registrable Securities or his Registrable Founder Securities, as the case may be, in a "piggyback" registration that such Holder of Registrable Securities and/or Founder, as the case may be, has requested to be included, such Holder of Registrable Securities and/or Founder, as the case may be, may elect to withdraw his request to include Registrable Securities or his Registrable Founder Securities, as the case may be, in such registration.

               (viii) If any Holder and/or Founder, as the case may be, disapproves of the terms of the underwriting, such person may elect to withdraw therefrom by written notice to the Company, the managing underwriter(s) and the Initiating Holders. The Registrable Securities and/or other securities held by such Holder and/or the Founder, as the case may be, affected shall be withdrawn from registration, and such Registrable Securities and/or Registrable Founder Securities, as the case may be, that are withdrawn pursuant to this Section 1.02(c)(viii) shall not be transferred in a public distribution prior to one hundred eighty (180) days after the effective date of such registration, or such other shorter period of time as the underwriters may require.

     1.03 Form S-3 Registration. So long as the Company is qualified for the use of Form S-3 and the size of the offering is no less than $500,000, in addition to the rights contained in Section 1.02 hereof, the Holders and the Founder shall have unlimited rights to request from time to time registrations on Form S-3, except in connection with the First Public Offering. In the event the Company receives from any Holder or the Founder a request or requests that the Company effect a registration on Form S-3 and any related qualification or compliance with respect to all or a part of the Registrable Securities and Registrable Founder Securities owned by such Holder or the Founder, as the case may be (such requests shall be in writing and shall state the number of shares of Registrable Securities and/or Registrable Founder Securities, as the case may be, to be disposed of and the intended method(s) of disposition of such shares by such Holder or the Founder), the Company will:

          (a) promptly give written notice of the proposed registration, and any related qualification or compliance, to all other Holders or the Founder, as the case may be, in accordance with Section 2.05 hereof; and

          (b) as soon as practicable, use its best efforts to effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holders' Registrable Securities or such portion of Registrable Founder Securities, as the case may be, as are specified in such request, together with all or such portion of the Registrable Securities and/or Registrable Founder Securities, of any other Holder or the Founder, as the case may be, joining in such request as are specified in a written request given within fifteen (15) days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance, pursuant to this Section 1.03: (i) if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public of less than Five Hundred Thousand Dollars ($500,000); (ii) if the Company shall furnish to the Holders and the Founder a certificate signed by the President of the Company stating that in the good faith judgment of the Board of Directors, it would be seriously detrimental to the Company and its stockholders for such Form S-3 registration to be effected at such time by reason of a material pending transaction and it is therefore essential to defer the filing of such registration statement, in which event the Company shall have the right to defer the filing of the Form S-3 registration statement for a period of not more than ninety (90) days after receipt of the request of any such Holder or the Founder under this Section 1.03; provided, however, that the Company shall not utilize this right more than once in any twelve (12) month period; provided further, that the Company shall not register shares for its own account or the account of others during such ninety (90) day period; (iii) if the Company has, within the six (6) month period immediately preceding the date of such request, already effected one (1) registration on Form S-3 at the request of such Holders or the Founder, which registration has been declared effective; or (iv) in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance.

          (c) Subject to the foregoing, the Company shall file and use its best efforts to bring effective a registration statement covering the Registrable Securities, Registrable Founder Securities and other securities so requested to be registered as soon as practicable after receipt of the request or requests of such Holders and/or the Founder, as the case may be.

     1.04 Obligations of the Company. Whenever required under this Section 1 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

          (a) Promptly prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its best efforts to cause such registration statement to become effective, and, upon the request of the Combined Holders of a majority in interest of the Registrable Securities being registered thereunder, keep such registration statement effective for up to one hundred eighty (180) days or until the Combined Holders have completed the distribution referred to in such registration statement, whichever occurs first (but in any event for at least any period required under the Securities Act); provided that before filing such registration statement or any amendments or supplements thereto, the Company will furnish to the Combined Holders registering Registrable Securities thereunder, copies of all such documents proposed to be filed.

          (b) Promptly prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement.

          (c) Promptly furnish to the Combined Holders registering Registrable Securities thereunder, such number of copies of such registration statement and of each amendment and supplement thereto (in each case including all exhibits), such number of copies of the prospectus contained in such registration statement (including each preliminary prospectus and any summary prospectus) and any other prospectus filed under Rule 424 under the Securities Act, in conformity with the requirements of the Securities Act, and such other documents as such Combined Holders may reasonably request in order to facilitate the disposition of Registrable Securities owned by them.

          (d) Use its best efforts to promptly register and qualify the securities covered by such registration statement for offer and sale under such other securities or "blue sky" laws of such states or jurisdictions as shall be reasonably requested by the Combined Holders registering Registrable Securities under such registration statement, provided that the Company shall not be required in connection therewith or as a condition thereto (i) to qualify to do business in any state or jurisdiction where it would not otherwise be required to qualify but for the requirements of this clause (d), or (ii) to file a general consent to service of process in any such state or jurisdiction.

          (e) Use diligent efforts to cause all Registrable Securities covered by such registration statement to be registered with or approved by such other governmental agencies or authorities as may be necessary by virtue of the Company's business or operations to enable the seller or sellers thereof to consummate the disposition of such Registrable Securities.

          (f) In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering. Each Combined Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.

          (g) Notify each Combined Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing.

          (h) Notify each Combined Holder of Registrable Securities covered by such registration statement and such Combined Holder's underwriters, if any, and confirm such advice in writing: (i) when the registration statement has become effective, (ii) when any post-effective amendment to the registration statement becomes effective and (iii) of any request by the SEC for any amendment or supplement to the registration statement or prospectus or for additional information.

          (i) Notify each Combined Holder of Registrable Securities covered by such registration statement if at any time the SEC should institute or threaten to institute any proceedings for the purpose of issuing, or should issue, a stop order suspending the effectiveness of the registration statement. Upon the occurrence of any of the events mentioned in the preceding sentence, the Company will use its best efforts to prevent the issuance of any such stop order or to obtain the withdrawal thereof as soon as possible. The Company will advise each Combined Holder of Registrable Securities promptly of any order or communication of any public board, body or authority addressed to the Company suspending or threatening to suspend the qualification of any Registrable Securities for sale in any jurisdiction.

          (j) Furnish, at the request of any Combined Holder requesting registration of Registrable Securities pursuant to this Agreement, (i) on the date that such Registrable Securities are delivered to the underwriters for sale in connection with a registration pursuant to this Agreement, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective, an opinion, dated such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Combined Holders requesting registration of Registrable Securities and (ii) on the date that the registration statement with respect to such securities becomes effective, a "comfort" letter dated such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Combined Holders requesting registration of Registrable Securities, and, if such securities are being sold through underwriters, a reaffirmation of such letter on the date that such Registrable Securities are delivered to the underwriters for sale.

          (k) As soon as practicable after the effective date of the registration statement, and in any event within sixteen (16) months thereafter, have "made generally available to its security holders" (within the meaning of Rule 158 under the Securities Act) an earning statement (which need not be audited) covering a period of at least twelve (12) months beginning after the effective date of the registration statement and otherwise complying with
Section 11(a) of the Securities Act.

          (1) Cause all such Registrable Securities registered pursuant hereunder to be listed on each securities exchange on which similar securities issued by the Company are then listed.

          (m) Provide a transfer agent and registrar for all Registrable Securities registered pursuant hereunder and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration.

     1.05 Furnish Information. In connection with any action pursuant to this
Section 1, the selling Combined Holders shall furnish to the Company such information regarding themselves, the Registrable Securities held by them and the intended method of disposition of such securities as shall be required to effect the registration of such Combined Holder's Registrable Securities. In that connection, each selling Combined Holder shall be required to represent to the Company in writing that all such information which is given is both complete and accurate in all material respects when made. If any registration statement or comparable statement under the Securities Act refers to a Combined Holder or any of its affiliates, by name or otherwise, as the holder of any securities of the Company then, unless counsel to the Company advises the Company that the Securities Act requires that such reference be included in any such statement, each such Combined Holder shall have the right to require the deletion of such reference to itself and its affiliates.

     1.06 Definition of Expenses.

          (a) "Registration Expenses" shall mean all expenses incurred by the Company in complying with Sections 1.02, 1.03 and 1.04 hereof, including, without limitation, all registration, filing and qualification fees, underwriters' expense allowances, printing expenses, fees and disbursements of counsel for the Company and one special counsel to the Combined Holders of Registrable Securities (such counsel to be selected by the Initiating Holders, in the case of a registration pursuant to Section 1.02(a); or in the case of a registration pursuant to Section 1.02(b) or 1.03, jointly by the Holders of Registrable Series E Securities and Registrable Series E-l Securities by a Series E Majority Vote (as defined below), in the case of a registration in which the Holders of Registrable Series E Securities or Holders of Registrable Series E-l Securities are participating, or by the Holders of Registrable Series C Securities, if the Holders of Registrable Series E Securities and Holders of Registrable Series E-l Securities are not participating in such offering, or by the Holders of Registrable Series A Securities, if the Holders of Registrable Series E Securities, Holders of Registrable Series E-l Securities and Holders of Registrable Series C Securities are not participating in such offering, or jointly, by the Holders of Registrable Series D Securities and Holders of Registrable Series D-l Securities by a Series D Majority Vote (as defined below), if the Holders of Registrable Series E Securities, Holders of Registrable Series E-l Securities, Holders of Registrable Series C Securities and Holders of Registrable Series A Securities are not participating in such offering) blue sky fees and expenses for state qualifications or registrations, and the expense of any audit of the Company's financial statements incident to or required by any such registration (but excluding the compensation of regular employees of the Company, which shall be paid in any event by the Company). For purposes hereof, the term "Series E Majority Vote" shall mean a vote of not less than 51% of Registrable Series E Securities and Registrable Series E-l Securities participating in any registration pursuant to Sections 1.02 and 1.03 hereof, voting together as a class, and the term "Series D Majority Vote" shall mean a vote of not less than 51% of Registrable Series D Securities and Registrable Series D-l Securities participating in any registration pursuant to Sections 1.02 and 1.03 hereof, voting together as a single class.

          (b) "Selling Expenses" shall mean all underwriting discounts and selling commissions applicable to the sale of the Registrable Securities in the registration (other than fees and disbursements of the Company's counsel included in Registration Expenses, and the fees of one special counsel to the Combined Holders of Registrable Securities (such counsel to be selected by the Initiating Holders, in the case of a registration pursuant to Section 1.02(a); or in the case of a registration pursuant to Section 1.02(b) or 1.03, jointly by the Holders of Registrable Series E Securities and the Holders of Registrable Series E-l Securities by a Series E Majority Vote, in the case of a registration in which the Holders of Registrable Series E Securities or the Holders of Registrable Series E-l Securities are participating, or by the Holders of Registrable Series C Securities, if the Holders of Registrable Series E Securities and the Holders of Registrable Series E-l Securities are not participating in such offering, or by the Holders of Registrable Series A Securities, if the Holders of Registrable Series E Securities, the Holders of Registrable Series E-l Securities and Holders of Registrable Series C Securities are not participating in such offering, or jointly, by the Holders of Registrable Series D Securities and Holders of Registrable Series D-l Securities by a Series D Majority Vote, if the Holders of Registrable Series E Securities, the Holders of Registrable Series E-l Securities, the Holders of Registrable Series C Securities and the Holders of Registrable Series A Securities are not participating in such offering) which fees and disbursements of counsel shall be borne by the Company).

     1.07 Expenses of Registration. The Company shall bear all Registration Expenses incurred in connection with any registration, qualification or compliance pursuant to Sections 1.02, 1.03 and 1.04, including the reasonable legal expenses of up to $25,000 of one counsel for all selling Combined Holders. All Selling Expenses shall be borne by the Combined Holders of the securities so registered, pro rata on the basis of the number of shares so registered; provided, however, that if in such registration, the Company pays any Selling Expenses for any other security holders, the Company will pay such expenses for all such Combined Holders.

     1.08 Delay of Registration. No Combined Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as a result of any controversy that might arise with respect to the interpretation or implementation of this Section 1.

     1.09 Indemnification. In the event any Registrable Securities are included in a registration statement under this Section 1:

          (a) The Company will indemnify and hold harmless each Combined Holder of Registrable Securities covered by such registration statement, its heirs, personal representatives and assigns, each of such Combined Holder's partners, each of such Combined Holder's, and each of such Combined Holder's partners', officers, directors, stockholders or other equity owners, employees and affiliates, any underwriter (as defined in the Securities Act) for such Combined Holder and each Person, if any, who controls such Combined Holder or underwriter within the meaning of the Securities Act or the Exchange Act against any losses, claims, damages or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon a Violation; and the Company will pay to each such indemnified party, as incurred, any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this Section 1.09(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld or delayed), nor shall the Company be liable in any such case to a particular indemnified party for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with the registration related to such Violation by such indemnified party. The indemnity provided for in this Section 1.09(a) shall remain in full force and effect regardless of any investigation made by or on behalf of such indemnified party and shall survive transfer of any securities of the Company by such indemnified party.

          (b) Each Combined Holder of Registrable Securities covered by a registration statement will indemnify and hold harmless the Company, each of its directors, each of its officers who has signed such registration statement, each Person, if any, who controls the Company within the meaning of the Securities Act, any underwriter (within the meaning of the Securities Act) for the Company, any Person who controls such underwriter, any other Combined Holder selling securities pursuant to such registration statement and any controlling Person of any such underwriter or such other Combined Holder, against any losses, claims, damages or liabilities (joint or several) to which any of the foregoing Persons may become subject, under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Combined Holder expressly for use in connection with such registration; and each such Combined Holder will pay, as incurred, any legal or other expenses reasonably incurred by any Person intended to be indemnified pursuant to this Section 1.09(b), in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this Section 1.09(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of such Combined Holder, which consent shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, in no event shall the liability of any Combined Holder under this Section 1.09(b) exceed the net proceeds from the offering received by such Combined Holder in such registration.

          (c) Promptly after receipt by an indemnified party under this Section
1.09 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 1.09, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties, acting reasonably; provided, however, that an indemnified party shall have the right to retain its own counsel, with the reasonable fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to notify an indemnifying party within a reasonable time of the commencement of any such action, to the extent prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 1.09, but the omission so to notify the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 1.09. An indemnifying party may settle any action or claim under this Section 1.09 at any time without the consent of the indemnified party so long as such settlement involves no cost, liability or restriction to the indemnified party and includes an unconditional release of the indemnified party from all liability with respect to such claim or action.

          (d) The obligations of the Company and Combined Holders under this
Section 1.09 shall survive the completion of any offering of Registrable Securities in a registration statement under this Agreement, and otherwise.

          (e) Any indemnity agreements contained herein shall be in addition to any other rights to indemnification or contribution which any indemnified party may have pursuant to law or contract and shall remain operative and in full force and effect regardless of any investigation made or omitted by or on behalf of any indemnified party.

          (f) If the indemnification provided for in this Section 1.09 is held by a court of competent jurisdiction to be unavailable, then the indemnifying party shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities or expenses (i) in such proportion as is appropriate to reflect the relative benefits received by the indemnifying party on the one hand and the indemnified party on the other (taking into consideration, among other things, the fact that the provision of the registration rights and indemnification hereunder was a material inducement to the Combined Holders to purchase Registrable Securities held by such Combined Holder) or (ii) if the allocation provided by clause (i) above is not permitted by applicable law or provides a lesser sum to the indemnified party than the amount hereinafter calculated, in such proportion as is appropriate to reflect not only the relative benefits received by the indemnifying party on the one hand and the indemnified party on the other (taking into consideration, among other things, the fact that the provision of the registration rights and indemnification hereunder is or was a material inducement to the Combined Holders to purchase Registrable Securities held by such Combined Holder) but also the relative fault of the indemnifying party and the indemnified party as well as any other relevant equitable considerations. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by or on behalf of the indemnifying party or the indemnified party and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such untrue statement or omission. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. Notwithstanding anything to the contrary in this Section 1.09, no Combined Holder shall be required, pursuant to this Section 1.09, to contribute any amount in excess of the net proceeds received by such indemnifying party from the sale of securities in the offering to which the losses, claims, damages, liabilities or expenses of the indemnified party relate.

     1.10 Reports Under the Exchange Act. With a view to making available to the Combined Holders the benefits of Rule 144 promulgated under the Securities Act and any other rule or regulation of the SEC that may at any time permit such Combined Holder to sell securities of the Company to the public without registration, the Company agrees to:

          (a) use its best efforts to make and keep public information available, as those terms are understood and defined in Rule 144 promulgated under the Securities Act, at all times after the effective date of the First Public Offering;

          (b) take such action, including the voluntary registration of its Common Stock under Section 12 of the Exchange Act, as is necessary to enable the Combined Holders to utilize Form S-3 for the sale of their Registrable Securities, such action to be taken as soon as practicable after the end of the fiscal year in which the First Public Offering is declared effective or such earlier date as may be required by any stock exchange or quotation system upon which the Company's Common Stock maybe traded;

          (c) file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act; and

          (d) furnish to any such Combined Holder, so long as such Combined Holder owns any Registrable Securities, forthwith upon request (i) a written statement by the Company that it has complied with the reporting requirements of Rule 144 promulgated under the Securities Act (at any time after the effective date of the First Public Offering) and the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements) or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time it so qualifies); (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company; and (iii) such other information as may be reasonably requested in order to permit any such Combined Holder to avail itself of any rule or regulation of the SEC or any state securities authority which permits the selling of any such securities without registration or pursuant to such form.

     1.11 Assignment of Registration Rights. The rights to cause the Company to register Registrable Securities pursuant to this Section 1 may be assigned, in whole or in part, by (a) an Original Holder or Other Holder to a transferee or assignee of such securities: (i) if such transferee or assignee was a Holder of Registrable Securities hereunder prior to such transfer, (ii) if such transfer is made in connection with the transfer of not less than 25% of the Registrable Securities held by such Holder on the date hereof, (iii) if such transferee or assignee acquires at least five percent (5%) of the then outstanding Registrable Securities, (iv) in connection with a transfer of shares to an affiliate of such Holder or (v) in connection with a distribution by such Holder, to any partner, former partner, member, former member, stockholder or former stockholder or the estate of any such Person, or (b) a Series D Holder, Series D-l Holder, Series E Holder or Series E-l Holder to any transferee or assignee of such securities, provided the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned; provided, however, that, in each such case, such assignment shall be effective only if immediately following such transfer the transferee executes a joinder agreement, which indicates that the assignee is bound by the terms and conditions of this Agreement, such transfer of any Registrable Securities is lawful under all applicable securities laws and which category of Holders such assignee shall be as a result of such assignment. Except as specifically permitted in the preceding sentence, neither this Agreement nor any Combined Holder's rights or privileges under this Agreement can be assigned or transferred, in whole or in part, without the prior written consent of the other parties hereto. For the purposes of determining the number of shares of Registrable Securities held by a transferee or assignee, the holdings of transferees and assignees of (i) a partnership who are partners or retired partners of such partnership (including spouses and ancestors, lineal descendants and siblings of such partners or spouses who acquire Registrable Securities by gift, will or intestate succession) or (ii) a corporation or limited liability company which is a parent or subsidiary of such entity, shall be aggregated together and with the partnership or other entity, as the case may be.

     1.12 No Other Registration Rights; Limitations on Subsequent Registration Rights. The Company, the Holders, to the actual knowledge of each such Holder, and the Founder, without any investigation, represent and warrant to the Combined Holders that, upon the execution of this Agreement by all of the parties hereto, no "registration rights" relating to securities of the Company will exist on the date hereof other than pursuant to this Agreement and pursuant to the outstanding warrant agreements and registration rights agreement set forth on Exhibit A attached hereto. From and after the date of this Agreement, the Company shall not, without the prior written consent of each of (w) the Other Holders holding a majority of the Registrable Series C Securities then outstanding, (x) the Original Holders holding a majority of the Registrable Series A Securities then outstanding, (y) the Series D Holders and Series D-l Holders holding a majority of the Registrable Series D Securities and Registrable Series D-l Securities then outstanding, voting together as a class, and (z) the Series E Holders and Series E-l Holders holding a majority of the Registrable Series E Securities and Registrable Series E-l Securities then outstanding, voting together as a class, enter into any agreement with any holder or prospective holder of any securities of the Company which would allow such holder or prospective holder (a) to include such securities in any registration filed under this Agreement, unless under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of such holder's securities will not reduce the amount of the Registrable Securities of any Combined Holder which is included therein; (b) to demand a registration of any securities of the Company; or (c) otherwise be in conflict with the terms of this Agreement. Furthermore, the Company shall not enter into any agreement with any holder or prospective holder of any securities of the Company which would allow such holder or prospective holder to.have registration rights that are equal or superior to the registration rights of the Series E Holders and the Series E-l Holders.

     1.13 "Market Stand-off Agreement. Each Combined Holder agrees that, in connection with any underwritten public offering of the Company's Common Stock, it shall not, if requested by the Company and the underwriters managing such underwritten offering of the Company's Common Stock, sell, make any short sale of, loan, grant any option for the purchase of, or otherwise transfer or dispose of (other than to donees, affiliates or partners who agree to be similarly bound) any Registrable Securities (other than those shares of Common Stock included in the registration or other securities acquired in open market transactions after the completion of the Company's public offering) without the prior written consent of the Company or such underwriters, as the case may be, for such period of time (not to exceed ninety (90) days) from the effective date of such registration as may be requested by the underwriters consistent with then prevailing market practices. The foregoing provisions of this Section 1.13 shall only be applicable to a Combined Holder if all beneficial owners of 1% or more of the Company's Common Stock (on an as-converted basis) and each officer and director of the Company enter into similar agreements. Notwithstanding the foregoing, (i) the Series D-l Holders and their affiliates which purchased Series E Stock in conjunction with the Company's offering thereof in an amount equal to eighty percent (80%) or more of the amount invested by such persons in Series D Stock, and (ii) EnerTech Capital Partners and its affiliates, shall not be obligated to comply with this Section 1.13 in connection with any offering of the Company's Common Stock after the First Public Offering.

     In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the Registrable Securities of each Combined Holder (and the shares of securities of every other person subject to the foregoing restriction) until the end of such period.

     1.14 Termination of the Company's Obligations. Notwithstanding any contrary provision of this Section 1, the Company shall not be required to effect any registrations under the Securities Act or under any state securities laws on behalf of any Combined Holder or Combined Holders if, in the opinion of counsel to the Company (which counsel shall be reasonably acceptable to such Combined Holder or Combined Holders), the offering or transfer by such Combined Holder or Combined Holders in the manner proposed (including, without limitation, the number of shares proposed to be offered or transferred, the time of sale and the method of offering or transfer) is exempt from the registration requirements of the Securities Act, without regard to the volume limitations of Rule 144 promulgated thereunder, and the securities laws of applicable states and the Company consents to such transfer, if required.

     1.15 Information Rights.

          (a) Delivery of Financial Statements.

               The Company shall deliver to each Combined Holder, if and for so long as such Combined Holder holds shares of Series E Stock and Series E-l Stock with an aggregate purchase price of at least $2,000,000 or owns at least 3% of the outstanding Registrable Securities:

               (i) As soon as available, but in any event not later than forty-five (45) days after the end of each month, the unaudited consolidated balance sheet as at the end of such month of the Company and its subsidiaries and the related unaudited consolidated statements of operations, stockholders' equity and cash flows for such month and for the elapsed period in such fiscal year, all in reasonable detail, and stating in comparative form the figures as of the end of and for the comparable period of the preceding fiscal year and budgeted figures for the period. All such financial statements shall be complete and correct in all material respects, and shall be accompanied by a certificate of the President, Chief Financial Officer or Chief Administrative Officer of the Company to such effect.

               (ii) As soon as available, but in any event not later than forty-five (45) days after the end of each fiscal quarter, the unaudited consolidated balance sheet of the Company and its subsidiaries as at the end of such fiscal quarter and the related unaudited consolidated statements of operations, stockholders' equity and cash flows of the Company and its subsidiaries for such fiscal quarter, all in reasonable detail and stating in comparative form the figures as at the end of and for such quarter in the previous fiscal year and budgeted figures for the period. All such financial statements shall be complete and correct in all material respects and prepared in reasonable detail and in accordance with generally accepted accounting principles applied, except as stated therein, on a consistent basis throughout the periods reflected therein (except that such financial statements may omit footnotes and may be subject to normal year end adjustments which are not, in the aggregate, material), and shall be accompanied by a certificate of the President, Chief Financial Officer or Chief Administrative Officer of the Company to such effect.

               (iii) As soon as available, but in any event within ninety (90) days after the end of each fiscal year of the Company, the audited consolidated and unaudited consolidating balance sheet of the Company and its subsidiaries as at the end of such fiscal year and the related audited consolidated statements and unaudited consolidating statements of operations, stockholders' equity and cash flows of the Company and its subsidiaries for such fiscal quarter, all in reasonable detail and stating in comparative form the figures as at the end of and for such quarter in the previous fiscal year and budgeted figures for the fiscal year accompanied by an opinion of a "big five" accounting firm selected by the Company with respect to the consolidated statements, which opinion shall state that such accounting firm's audit was conducted in accordance with generally accepted auditing standards and, accordingly, included such tests of accounting records and such other auditing procedures as were considered necessary under the circumstances and which opinion shall not be subject to any qualification resulting from a limit on the scope of the examination of the financial statements or the underlying data or which could be eliminated by changes in the financial statements or the notes thereto or by the creation of or increase in a reserve or a decreased carrying value of assets, as such standards may change from time to time. All such financial statements shall be complete and correct in all material respects and prepared in reasonable detail and in accordance with generally accepted accounting principles applied, except as stated therein, on a consistent basis throughout the periods reflected therein.

               (iv) As soon as available, but in any event not later than forty-five (45) days prior to the end of each fiscal year of the Company, the financial plan of the Company for the next succeeding fiscal year to be submitted to the Board of Directors for approval, including but not limited to, at minimum, assumptions with respect to (a) revenues, (b) customers and contracts, (c) operating costs and (d) capital expenditures and cash flow and balance sheet projections and operating budget, calculated monthly, comparisons to comparable periods in the prior year and any updates or revisions as soon as available.

               (v) Within twenty (20) days after receipt, copies of all notifications received by the Company relating to (i) material defaults, alleged or actual, of any provisions of any loans or leases to which the Company is a party and
(ii) material litigation commenced by or against the Company.

               (vi) With reasonable promptness, such other information and data relating to the financial condition, business, prospects or corporate affairs of the Company as a Combined Holder deems reasonably necessary or may from time to time reasonably request.

               The Company shall further deliver to the Combined Holders such other notices, information and data with respect to the Company as the Company delivers to the holders of its capital stock in their capacity as holders of capital stock at the same time it delivers such items to such holders. The information provided pursuant to this Section 1.15 shall be used by each Combined Holder solely in furtherance of its interests as a stockholder in the Company and each Combined Holder shall strictly maintain the confidentiality of all information pertaining to the Company obtained under this Section 1.15(a).

          (b) Inspection Rights. Each Combined Holder owning shares of Series E Stock and Series E-l Stock with an aggregate purchase price of at least $2,000,000 or owning at least 3% of the outstanding Registrable Securities, or any authorized representative thereof, shall have the right to (i) visit and inspect any of the properties of the Company and any of its subsidiaries, (ii) examine their respective corporate and financial records (and make copies thereof or extracts therefrom), (iii) to discuss the business, affairs, finances and accounts of the Company or any of its subsidiaries with its officers, directors, key employees and accountants and (iv) to review such information as is reasonably requested all at such reasonable times and as often as may be reasonably requested.

          (c) Termination of Information Covenants. The covenants set forth in this Section 1.15 shall terminate and be of no further force or effect immediately upon the closing of the First Public Offering.

     1.16 Right of First Offer, (a) The Company hereby grants to each Holder the right of first offer to purchase a pro rata share of any New Securities (as defined below) that the Company may, from time to time, propose to sell and issue. Each Holder shall have a right of over-allotment such that if any Holder fails to exercise its right hereunder to purchase its entire pro rata share of the New Securities, the other Holders may purchase the non-purchasing Holder's shares on a pro rata basis to the extent they have elected to purchase New Securities in excess of their pro rata share. Each such Holder's pro rata share, for purposes of this right of first offer, is the ratio of (X) the number of shares of Common Stock (assuming conversion of all outstanding Convertible Preferred Stock) owned by such Holder to (Y) the total number of shares of Common Stock then outstanding (assuming conversion of all outstanding Convertible Preferred Stock and the exercise of all outstanding options, warrants and other rights to purchase Common Stock of the Company). This right of first offer shall be subject to the following provisions:

               (i) "New Securities" shall mean any Common Stock or Preferred Stock of the Company whether or not authorized on the date hereof, or rights, options, or warrants to purchase such Common Stock or Preferred Stock, or securities of any type whatsoever that are. or may become, convertible into or exercisable for said Common Stock or Preferred Stock; provided, however, that "New Securities" does not include the following:

                    (A) shares of Common Stock issuable to officers, directors, employees, advisors and consultants of the Company pursuant to stock, option and employee purchase plans or arrangements approved by the Board of Directors, up to a maximum of 59,014,933 shares of Common Stock (as such number may be appropriately adjusted for stock splits, stock combinations, stock dividends, recapitalizations, reclassifications and the like);

                    (B) 2,719,848 shares of Common Stock and 6,146,098 shares of Preferred Stock, in each case issuable pursuant to outstanding warrants (as adjusted for stock splits, stock dividends, combinations, recapitalizations and similar events from and after the date of issuance of such warrants);

                    (C) shares of Common Stock issuable upon conversion or exercise of the Company's currently outstanding Convertible Preferred Stock;

                    (D) securities of the Company offered to the public pursuant to a bona fide public offering;

                    (E) securities of the Company issued pursuant to the bona fide acquisition of another corporation by the Company or by another corporation of the Company whether by merger, consolidation, purchase or sale of substantially all of the assets or securities, exchange of securities or other reorganization whereby the Company owns not less than fifty-one percent (51%) of the voting power of such other corporation or such other corporation owns not less than fifty-one percent (51%) of the voting power of the Company;

                    (F) shares of Common Stock or Preferred Stock issued in connection with any stock split, stock dividend, or recapitalization by the Company;

                    (G) shares of Common Stock or Preferred Stock issued in connection with lease lines, bank financing or other similar financing transactions that are approved by the Board of Directors; or

                    (H) up to 43,000,000 shares of Series E-l Stock (as adjusted for stock splits, stock dividends, combinations, recapitalizations and similar events), and any shares of Common Stock issuable upon conversion thereof.

          (b) In the event that the Company proposes to undertake an issuance of New Securities, it shall give each Holder written notice of its intention, describing the type of New Securities, the price, and the general terms upon which the Company proposes to issue the same (the "Company's Notice"). Each such Holder shall have ten (10) business days from the date such notice is given to agree to purchase up to its pro rata share of such New Securities at the price and upon the terms specified in the notice by giving written notice to the Company and stating therein the quantity of New Securities to be purchased. In the event that a Holder does not elect to purchase its entire pro rata share (a "Non-Participating Holder"), then each Holder purchasing such New Securities shall have ten (10) business days to elect to purchase, on a pro rata basis as between such participating purchasers, each Non-Participating Holder's pro rata share not purchased by such Non-Participating Holder.

          (c) The Company shall have ninety (90) days thereafter to sell any New Securities not acquired by the Holders at a price and upon general terms no more favorable to the purchasers thereof than specified in the Company's Notice, In the event the Company has not sold the New Securities within such ninety (90) day period, the Company shall not thereafter issue or sell any New Securities without first offering such New Securities to the Holders in the manner provided above.

          (d) The right of first offer described in this Section 1.16 shall terminate and be of no further force or effect upon the consummation of a firm commitment underwritten public offering of Common Stock yielding gross proceeds to the Company of not less than $25,000,000 and based upon a valuation of the Company immediately prior to such offering of not less than $255,000,000 (a "Qualified Public Offering").

          (e) This right of first offer shall not apply to the Founder or any Holder which no longer owns any shares of Preferred Stock or Common Stock issuable upon conversion thereof as of the date of the Company's Notice referred to above.

          (f) This right of first offer may be assigned by each Holder (i) upon sale or transfer by such Holder to a transferee of at least twenty-five percent (25%) of such Holder's securities owned as of the date hereof; or (ii) to partners, members, shareholders, subsidiaries and affiliates of such Holder in connection with the transfer to such transferees of the securities of the Company; provided that the Company is given written notice by such Holder promptly after such transfer, stating the name and address of said transferee, and that any transferee executes a joinder agreement, which indicates that the assignee is subject to the obligations of such Holder hereunder and indicates which category of Holders such assignee shall be as a result of such assignment.

2.   General Provisions.

     2.01 Further Assurances. Each party agrees to cooperate fully with the other parties and to execute such further instruments, documents and agreements and to give such further written assurances, as may be reasonably requested by any other party to better evidence and reflect the transactions described herein and contemplated hereby, and to effect the intents and purposes of this Agreement.

     2.02 Changes in Registrable Securities. If, and as often as, there are any changes in the Registrable Securities by way of stock split, stock dividend, combination or reclassification, or through merger, consolidation, reorganization or recapitalization, or by any other means, appropriate adjustment shall be made in the provisions of this Agreement, as may be required, so that the rights and privileges granted hereby shall continue with respect to the Registrable Securities as so changed. Without limiting the generality of the foregoing, the Company will require any successor by merger or consolidation to assume and agree to be bound by the terms of this Agreement, as a condition to any such merger or consolidation.

     2.03 Rights Cumulative. Each and all of the various rights, powers and remedies of the parties hereto shall be considered to be cumulative with and in addition to any other rights, powers and remedies which such parties may have at law or in equity in the event of the breach of any of the terms of this Agreement. The exercise or partial exercise of any right, power or remedy shall neither constitute the exclusive election thereof nor the waiver of any other right, power or remedy available to such party.

     2.04 Pronouns. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the person, persons, entity or entities may require.

     2.05 Notices. All notices, consents or demands of any kind which any party to this Agreement may be required or may desire to serve on any other party hereto in connection with this Agreement shall be in writing and may be delivered by personal service or overnight courier, by telex or facsimile transfer, or by registered or certified mail, return receipt requested, deposited in the United States mail with first-class postage thereon fully prepaid, addressed: (i) if to the Company, attention: Secretary at its then current principal executive office address; or (ii) if to any other party to this Agreement, at the address on the signature page hereof or such other address as such party shall have notified the Company is its latest address in accordance with this Section 2,05. Service of any such notice or demand so made by mail shall be deemed complete on the date of actual delivery as shown by the addressee's registry or certification receipt or at the expiration of five (5) business days after the date of mailing, whichever is earlier. Any party hereto may from time to time by notice in writing served upon the Company as aforesaid, designate a different mailing address or a different person to which such notices or demands are thereafter to be addressed or delivered.

     2.06 Captions. Captions are provided herein for convenience only and they form no part of this Agreement and are not to serve as a basis for interpretation or construction of this Agreement, nor as evidence of the intention of the parties hereto.

     2.07 Severability. The provisions of this Agreement are severable. The invalidity, in whole or in part, of any provision of this Agreement shall not affect the validity or enforceability of any other of its provisions. If one or more provisions hereof shall be so declared invalid or unenforceable, the remaining provisions shall remain in full force and effect and shall be construed in the broadest possible manner to effectuate the purposes hereof. The parties further agree to replace such void or unenforceable provisions of this Agreement with valid and enforceable provisions which will achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provisions.

     2.08 Attorneys' Fees. In any action at law or in equity to enforce any of the provisions or rights under this Agreement, the unsuccessful party to such litigation, as determined by the court in a final judgment or decree, shall pay the successful party all reasonable costs, expenses and attorneys' fees incurred by the successful party (including, without limitation, costs, expenses and fees on any appeal) with respect to such action.

     2.09 Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed an original, and when executed, separately or together, shall constitute a single original instrument, effective in the same manner as if the parties hereto had executed one and the same instrument.

     2.10 Waiver. Any party hereto may, as to itself, by a writing signed by an authorized representative of such party: (i) extend the time for the performance of any of the obligations of another party; (ii) waive any inaccuracies in representations and warranties made by another party contained in this Agreement or in any documents delivered pursuant hereto; (iii) waive compliance by another party with any of the covenants contained in this Agreement or the performance of any obligations of such other party; or (iv) waive the fulfillment of any condition that is precedent to the performance by such party of any of its obligations under this Agreement. No waiver of any term, provision or condition of this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or be construed as, a further or continuing waiver of any such term, provision or condition or as a waiver of any other term, provision or condition of this Agreement.

     2.11 Aggregation of Stock. All shares of Registrable Securities held or acquired by affiliated entities or persons (including entities or persons under common investment management or common control) shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

     2.12 Entire Agreement. This Agreement (together with its Exhibits and the other documents referred to herein) is intended by the parties hereto to be the final expression of their agreement and constitutes and embodies the entire agreement and understanding of the parties with regard to the subject matter hereof and is a complete and exclusive statement of the terms and conditions thereof, and shall supersede any and all prior correspondence, conversations, negotiations, agreements or understandings relating to the same subject. Without limitation of the foregoing, the parties hereto acknowledge and agree that the Prior Agreement has been superseded in its entirety by this Agreement and that the Prior Agreement is of no further force or effect.

     2.13 Choice of Law. It is the intention of the parties that the internal laws of the State of New York, as such laws are applied to agreements between New York residents entered into and to be performed entirely within New York, shall govern this Agreement in all respects, whether or not all parties hereto are residents of New York.

     2.14 Binding on Heirs,,Successors and Assigns. This Agreement and all of its terms, conditions and covenants are intended to be fully effective and binding, to the extent permitted by law, on the heirs, executors, administrators, successors and permitted assigns of the parties hereto.

     2.15 Survival. The respective representations and warranties given by each of the parties, as contained herein shall survive without regard to any investigation made by any party. All statements as to factual matters contained in any certificates, exhibits or other instruments delivered by or on behalf of any party pursuant to the terms hereto or in connection with the transactions contemplated hereby shall be deemed, for all purposes, to constitute representations and warranties by such party under the terms of this Agreement given as of the date of such certificate or instrument.

     2.16 Confidentiality. Each party hereto agrees that, except with the prior written permission of the other parties, it shall at all times keep confidential and not divulge, furnish or make accessible to anyone any confidential information, knowledge or data concerning or relating to the business or financial affairs of the other parties to which such party has been or shall become privy by reason of this Agreement, except as required by law or under applicable rules of any self regulatory organization under the Exchange Act. The parties hereto further agree that there shall be no press release or other public statement issued by any party relating to this Agreement or the transactions contemplated hereby, unless the parties otherwise agree in writing and except as required by law, or by applicable rules of any self regulatory organization under the Exchange Act.

     2.17 Amendment. Any provision of this Agreement may be amended (including but not limited to the admission of additional Holders) or the observance thereof may be waived upon the written consent of the Company and the written consent of Holders and the Founder who hold a majority of the aggregate shares held by the Holders and the Founder of each of the following classes or series of the Company's capital stock: (i) Series A Stock (voting as a class), (ii) Series B Stock (voting together as a class), (iii) Series C Stock (voting together as a class), (iv) Series D Stock and Series D-l Stock (voting together as a class) and (v) Series E Stock and Series E-l Stock (voting together as a separate class); provided, that Section 1.13 may not be amended with respect to any Combined Holder without such Combined Holder's written consent. Any amendment or waiver effected in accordance with this Section 2.17 shall be binding upon each Combined Holder of any Registrable Securities then outstanding (including securities into which such securities are convertible), each future Combined Holder of all such Registrable Securities, and the Company.

     2.18 Joinder Agreement. Persons who are holders under the warrant agreements set forth on Exhibit A attached hereto or Persons who subject to
Section 1.12 subsequent to the date hereof obtain "registration rights" pursuant to one or more agreements in compliance with this Agreement may execute a joinder agreement whereby such Person shall enjoy the benefits of the "registration rights" contained in this Agreement to the extent and only to the extent agreed to in the underlying agreement and shall comply with the related obligations of this Agreement. Parties who have "registration rights" with respect to Preferred Stock shall be treated in the joined provisions of this Agreement as a holder of the same series of Preferred Stock. Parties who have "registration rights" with respect to Common Stock shall be treated in the joined provisions of this Agreement as a Founder.

                            [Signature pages follow]